                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20540
                      ----------------------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                      ----------------------------------

                             NETIVATION.COM, INC.
            (Exact Name of Registrant as Specified in its Charter)

               DELAWARE                             82-0514605
  (State or Other Jurisdiction                   (I.R.S. Employer
of Incorporation or Organization)             Identification Number)

                       806 West Clearwater Loop, Suite N
                               Post Falls, Idaho
                                              83854
             (Address of Principal Executive Offices)  (Zip Code)

                           1999 Equity Incentive Plan
                            (Full Title of the Plan)

                               Anthony J. Paquin
                               President and CEO
                              Netivation.com, Inc.
                       806 West Clearwater Loop, Suite N
                            Post Falls, Idaho  83854
                                 (208) 777-4203
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                              ------------------
                                    COPY TO:

                             Mark A. Ellison, Esq.
               Moffatt, Thomas, Barrett, Rock & Fields, Chartered
                    101 South Capitol Boulevard, 10th Floor
                              Boise, Idaho  83701
                                 (208) 345-2000


                        CALCULATION OF REGISTRATION FEE
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

                   Title of Each Class of                      Proposed Maximum       Proposed Max.       Amount of
                      Securities to be                           Amounts to be     Offering Price Per     Aggregate     Registration
                         Registered                             Registered (1)          Share (2)       Offering Price      Fee
------------------------------------------------------------------------------------------------------------------------------------
Stock Options and Common                                            867,155                $8.50          $7,370,817        $1,945
------------------------------------------------------------------------------------------------------------------------------------
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

                                                                                     Offering Price    Aggregate Offering
Type of Share                                                  Number of Shares        Per Share            Price
------------------------------------------------------------------------------------------------------------------------------------
Shares reserved for future
grants pursuant to the 1999                                          867,155              $8.50             $7,370,817
Equity Incentive Plan

Proposed Maximum Aggregate                                           867,155              $8.50             $7,370,817
Offering Price

Registration Fee                                                                                              $  1,945
----------------------------------------------------------------------------------------------------------------------
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(1)  Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration
     Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Unless offering price is stated in the table above, the price is estimated solely for purposes of calculating the registration fee pursuant to Rule
     457(c) & (h) of the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price for the unissued stock options are based upon the average of the high and low prices of the Registrant's
     Common Stock as reported on the Nasdaq National Market on March 13, 2000.

         PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by Reference.

          On November 9, 1999, Netivation.com, a Delaware corporation ("Netivation"), filed a registration statement on Form S-8 (Registration No. 333-90639) (the "Registration Statement") with respect to its 1999 Equity Incentive Plan and 1999 Employee Stock Option Plan.

          This registration statement is being filed by Netivation, pursuant to Rule 413 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of additional securities under the 1999 Equity Incentive Plan, as amended (the "Plan"), which is incorporated by reference.

         Section 4(a) of the Plan has been amended to expand the number of shares involved in calculating the share reserve. The aggregate number of shares of Common Stock that may be issued pursuant to stock awards shall be increased to a number equal to fifteen percent (15%) of the aggregate of (i) the outstanding shares of Common Stock on such date; and (ii) the total number of shares of Common Stock that Netivation.com, as of such date, is obligated to issue pursuant to an asset purchase agreement, a stock purchase agreement, a merger agreement, or a similar agreement ("Obligated Shares").

          Notwithstanding the foregoing, until January 1 following the issuance of Obligated Shares, any increase to the share reserve attributable to such Obligated Shares shall not be available either (i) for issuance pursuant to Incentive Stock Options or (ii) for issuance pursuant to Stock Awards granted to Officers or Directors. Any increase to the share reserve which is attributable to the Obligated Shares may not be used to issue Incentive Stock Options or for Stock Awards to Officers or Directors.

          The total outstanding shares of common stock for Netivation.com, on January 1, 2000, was 9,198,805 and the total Obligated Shares as of January 1, 2000 was 1,582,229 shares of common stock. The total Netivation shares issued and outstanding and obligated to be issued as of January 1, 2000 was 10,781,034 shares. The share reserve under the Plan is to be increased by fifteen percent (15%) of the total outstanding and obligated shares less the number of shares already in the share reserve. Fifteen percent (15%) of 10,781,034, equals 1,617,155 shares, less 750,000 equals 867,155 shares available for issuance under the Plan for the fiscal year 2000.

          The purpose of this Registration Statement is to register a total of 867,155 additional shares for issuance under the Plan. Of these shares available for stock awards, 237,334 shares or 15% of the Obligated Shares as of January 1, 2000, cannot be used for Incentive Stock Option Grants or for any Stock Awards to Netivation's Officers or Directors.

Number              Exhibit
------              -------

5.1         Opinion of Moffatt, Thomas, Barrett, Rock & Fields, Chtd.

23.1        Consent of Arthur Andersen, LLP

23.2 Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chtd. Reference is made to Exhibit 5.1

99.1        The Company's 1999 Equity Incentive Plan, as amended
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Post Falls, state of Idaho, on this 16th day of March, 2000.

Name and Signature            Title

/s/  Anthony J. Paquin        Chairman of the Board of Directors,
--------------------------    President and Chief Executive Officer
Anthony J. Paquin


/s/  Gary S. Paquin           Chief Marketing Officer, Secretary and
--------------------------    Director
Gary S. Paquin


/s/  James B. Arnold          Chief Financial Officer
--------------------------
James B. Arnold


/s/  Douglas K. Carnahan      Director
--------------------------
Douglas K. Carnahan


/s/  T. A. (Drew) Wahlin      Director
--------------------------
T. A. (Drew) Wahlin


/s/  Donna L. Weaver          Director
--------------------------
Donna L. Weaver

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
                                         EXHIBIT INDEX
Exhibit Number            Description                                                         Page
5.1     Opinion of Moffatt, Thomas, Barrett, Rock & Fields, Chtd..............................   4

23.1    Consent of Arthur Andersen, LLP.......................................................   5

23.2    Consent of Moffatt, Thomas, Barrett, Rock & Fields, Chtd.
        Reference is made to Exhibit 5.1 .....................................................   4

99.1    The Company's 1999 Equity Incentive Plan, as amended .................................   6

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